Filed Pursuant to Rule 424(b)(5)
Registration No. 333-195665

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated December 11, 2014

Prospectus Supplement
(To prospectus dated May 2, 2014)

3,400,000 Shares

Acadia Realty Trust

Common Shares of Beneficial Interest

We are selling 3,400,000 of our common shares of beneficial interest, par value $0.001 per share (“common shares”), in this offering.

Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “AKR.” The last reported sale price of our common shares on the NYSE on December 10, 2014 was $32.15 per share.

In order to assist us in maintaining our qualification as a real estate investment trust (“REIT”), for federal income tax purposes, among other purposes, our declaration of trust imposes certain restrictions on the ownership and transfer of our common shares. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” in the accompanying prospectus.

Citigroup Global Markets Inc. (the “Underwriter”) has agreed to purchase the common shares from us at a price of $     per share, which will result in approximately $     million of net proceeds to us after deducting estimated offering expenses payable by us. The Underwriter may offer the common shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

We have granted the Underwriter an option to purchase up to an additional 510,000 common shares within 30 days from the date of this prospectus supplement.

Investing in our common shares involves risks. Please refer to “Risk Factors” on page S-7 of this prospectus supplement and the Risk Factors section of our most recent Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission and incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Underwriter expects to deliver the common shares against payment therefor on December   , 2014.

Citigroup

The date of this prospectus supplement is December   , 2014.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, nor has the Underwriter, authorized anyone to provide you with different or additional information.

We and the Underwriter are offering to sell and seeking offers to buy the common shares only in places where such offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document containing such information or such other dates as may be specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since these dates.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	general economic, business and political conditions, including the global financial crisis that began in 2007;
•	general market factors, including an increase in market interest rates;
•	our ability to maintain rental rates;
•	the financial health of our major tenants;
•	the availability and creditworthiness of prospective tenants;
•	demand for rental space;
•	consumer migration towards e-commerce sales;
•	the impact of tenant bankruptcies and any leases rejected during a tenant’s bankruptcy proceedings;
•	our access to capital markets and the cost of capital and the application of any proceeds from any such capital raising activities;
•	our access to financing;
•	our ability to meet our debt service requirements and the continuing viability of our counterparties in interest rate swap transactions;
•	adverse changes in our real estate markets;
•	competition with other companies;
•	risks of real estate development and acquisition, and the risks of holding interests in real property;
•	our ability to carry out our growth strategy without compromising our overall performance;
•	the performance of our opportunity funds and the ability of our fund partners to contribute capital as needed;
•	the performance of our joint venture investments and the financial health of our joint venture partners;
•	the loss of a key executive officer;
•	the risk that our partnership structure adversely affects our ability to manage assets;
•	our board of trustees deciding to change our investment policy without shareholder approval;
•	the concentration of ownership of our common shares by certain investors;
•	certain provisions of Maryland law that may limit the ability of a third party to acquire control of us;
•	environmental/safety requirements and possible liability;

•	changes in laws and regulations (including tax laws and regulations) and agency or court interpretations of such laws and regulations and the related costs of compliance;
•	the limited recourse shareholders have against our trustees and officers;
•	governmental actions and initiatives;
•	requirements that we distribute a certain percentage of our taxable income in order to maintain our qualification as a REIT for federal income tax purposes;
•	our ability to maintain our status as a REIT;
•	local or national political and economic impacts of terrorist attacks, such as those that occurred on September 11, 2001, and civil unrest;
•	climate change and risk from natural perils, including severe storms, flooding, and other natural disasters;
•	uninsured losses or losses in excess of insured limits;
•	our structured financing and the terms of the instruments and other underlying collateral;
•	security breaches or cyber-attacks of our computer systems or those of our third-party representatives, vendors, and service providers;
•	disruptions to our information technology systems and services; and
•	the other risk factors set forth in our most recent Annual Report on Form 10-K and the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect subsequent events or developments.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which adds to, updates and supersedes, to the extent there are any inconsistencies, the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering of common shares. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to the other information we have filed with the SEC. The information that we incorporate by reference is considered a part of this prospectus supplement and the accompanying prospectus and information that we file later with the SEC prior to the termination of this offering of the common shares will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and in previously incorporated filings. It is important for you to read and consider all information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. See “Where You Can Find More Information” in this prospectus supplement.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, the terms “our Company,” “we,” “us,” “our” and other similar terms refer to the consolidated business of Acadia Realty Trust and all of its subsidiaries. The term “you” refers to a prospective investor.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Our Company

We are a fully integrated equity REIT focused primarily on the acquisition, ownership, management and redevelopment of high-quality retail properties located in key street and urban retail corridors as well as suburban locations within high-barrier-to-entry, densely-populated metropolitan areas in the United States along the East Coast and in Chicago. We also have private equity investments in other retail real estate related opportunities in which we have a minority equity interest. Our primary business objective is to invest in the above assets to provide cash for distributions to shareholders while also creating the potential for capital appreciation to enhance investor returns.

All of our investments are held by, and all of our operations are conducted through, Acadia Realty Limited Partnership (the “Operating Partnership”) and entities in which the Operating Partnership owns an interest. As of September 30, 2014, we controlled approximately 94% of the Operating Partnership as its sole general partner. As the general partner, we are entitled to share, in proportion to our percentage interest, in the cash distributions and profits and losses of the Operating Partnership. The limited partners primarily are entities or individuals that contributed their interests in certain properties or entities to the Operating Partnership in exchange for common or preferred units of limited partnership interest (“OP Units”), and employees who have been awarded restricted OP Units as long-term incentive compensation. Limited partners holding OP Units are generally entitled to exchange their units on a one-for-one basis for our common shares. This structure is referred to as an umbrella partnership real estate investment trust.

Our executive offices are located at 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 and our telephone number is (914) 288-8100.

Recent Developments

Core Portfolio Developments.

Closing of Acquisition.

On December 4, 2014, we acquired an 88.4% interest in 840 N Michigan Ave, an 87,000 square foot, four-story street-retail property located in Chicago, Illinois, for $144.3 million. The building anchors a prime corner of the “Magnificent Mile,” a premier tourist and shopping destination in Chicago, and is located directly across the street from Water Tower Place. The property is 100% occupied by H&M and Verizon. We acquired this asset in a private negotiation and funded the investment using a combination of cash, OP Units and the assumption of $48.6 million (our pro-rata share) of the debt secured by the property. 840 N Michigan Ave is the third street-retail property that we have acquired using OP Units over the past 12 months.

Contract for Acquisition.

We are currently under contract to acquire an urban retail property for $155.0 million (the “Potential Acquisition”). Located in the San Francisco Bay area, this acquisition is consistent with our focus on a trio of complementary core portfolio investment strategies: high street, urban and dense suburban retail. The property has key national tenants in common with our existing core portfolio. The Potential Acquisition is subject to customary closing conditions, and, as such, no assurance can be given that we will successfully consummate this acquisition on the terms described above or at all. In the ordinary course of our business, we continually evaluate properties for acquisition. At any given time, we may be a party to letters of intent or conditional purchase agreements with respect to possible acquisitions and may be in various stages of due diligence and underwriting as part of our evaluations. Consummation of any potential acquisition is often subject to outstanding conditions beyond our control. We can give no assurance that we will complete the Potential Acquisition or any other future acquisition or, if we do, the terms or timing of any such acquisition.

Dividends.

Quarterly Dividend.   On November 4, 2014, our board of trustees declared a regular quarterly dividend for the quarter ending December 31, 2014 of $0.24 per share, which represents a 4.3% increase over the regular dividend paid for the quarter ended September 30, 2014. This regular dividend is payable on January 15, 2015 to holders of record as of December 31, 2014.

Special Dividend.   On December 4, 2014, our board of trustees declared a special cash dividend of $0.30 per share, which is also payable on January 15, 2015 to holders of record as of December 31, 2014.

Purchasers of common shares in this offering who continue to hold such common shares at the close of business on December 31, 2014 will be entitled to receive these dividends.

THE OFFERING

The following summary of this offering contains basic information about this offering and the common shares and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the common shares, please refer to the section of the accompanying prospectus entitled “Description of our Common Shares.”

Issuer
Acadia Realty Trust, a Maryland real estate investment trust.
Common Shares Offered
3,400,000 common shares of beneficial interest, $.001 par value (or 3,910,000 common shares if the Underwriter’s option to purchase additional common shares is exercised in full).
Common Shares to be Outstanding after this Offering
67,849,637 common shares(1) (or 68,359,637 common shares if the Underwriter’s option to purchase additional common shares is exercised in full).
Use of Proceeds
We intend to use the net proceeds of this offering primarily to fund a portion of the purchase price of the Potential Acquisition, as well as for general corporate purposes.
Risk Factors
Before deciding to invest in our common shares, you should read carefully the risks set forth under the caption “Risk Factors” on page S-7 of this prospectus supplement and page 2 of the accompanying prospectus, and the risks set forth under the caption “Item 1A. Risk Factors” included in our most recent Annual Report on Form 10-K and the other information that we file with the SEC from time to time and incorporate by reference herein for certain considerations relevant to an investment in our common shares.
Restrictions on Ownership
In order to assist us in maintaining our qualification as a REIT for federal income tax purposes, among other purposes, actual or constructive ownership, by any person of more than 9.8% in value or number (whichever is more restrictive) of common shares is restricted by our declaration of trust. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” in the accompanying prospectus.
NYSE Symbol
“AKR”
Transfer Agent and Registrar
American Stock Transfer & Trust Company

(1)	Based on the number of common shares outstanding on December 10, 2014. Excludes (i) 510,000 common shares that may be sold by us if the Underwriter exercises its option to purchase additional common shares in full, (ii) 1,118,288 common shares available for future issuance as of December 10, 2014 under our share option, incentive and compensation plans, 55,347 common shares that may be issued upon the exercise of outstanding options with a weighted average exercise price of $20.93 per share and 53,886 unvested restricted common shares and (iii) 4,707,671 common shares issuable upon exchange of vested OP Units and vested and unvested restricted common OP Units (“LTIP Units”). Assumes that all outstanding convertible notes are settled in cash.

RISK FACTORS

You should carefully consider the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including those described in (i) our most recent Annual Report on Form 10-K and (ii) other documents we file with the SEC after the date of this prospectus supplement and that are deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. These risks are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations and future prospects. Our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected by the materialization of any of these risks. The trading price of our common shares could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting estimated offering expenses payable by us, will be approximately $     million (or approximately $     million if the Underwriter’s option to purchase additional common shares is exercised in full). We intend to use the net proceeds of this offering primarily to fund a portion of the purchase price of the Potential Acquisition, as well as for general corporate purposes. We expect to fund the balance of the purchase price of the Potential Acquisition with borrowings under our unsecured revolving credit facility. If the Potential Acquisition does not occur, we may use the net proceeds to fund other future acquisitions. Pending such usage, we expect to invest proceeds in short-term instruments.

UNDERWRITING

Citigroup Global Markets Inc. is acting as the Underwriter of this offering. Subject to the terms and conditions contained in an underwriting agreement among us, the Operating Partnership and the Underwriter, we have agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from us, 3,400,000 common shares.

The Underwriter has agreed to purchase all of the common shares sold under the underwriting agreement if any of the common shares are purchased, other than those common shares covered by the option to purchase additional common shares described below.

The Underwriter is purchasing the common shares from us at $     per share (representing approximately $     aggregate proceeds to us, before we deduct our out-of-pocket expenses of approximately $    , or approximately $     in aggregate proceeds if the Underwriter’s option to purchase additional common shares described below is exercised in full). The Underwriter may offer the common shares from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the common shares offered hereby, the Underwriter may be deemed to have received compensation in the form of underwriting discounts. The Underwriter may effect such transactions by selling common shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal.

We have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect of those liabilities.

The Underwriter is offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, to approval of legal matters by counsel, including the validity of the common shares, and to other conditions contained in the underwriting agreement, such as the receipt by the Underwriter of officers’ certificates and legal opinions. The Underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Common Shares

We have granted the Underwriter an option to purchase up to 510,000 additional common shares from us at the price per share set forth on the cover page of this prospectus supplement. The Underwriter may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus supplement. Any common shares issued or sold under the option will be issued and sold on the same terms and conditions as the other common shares that are the subject of this offering.

No Sales of Similar Securities

We and our executive officers and trustees have agreed, with exceptions, not to sell or transfer any of our common shares for 30 days after the date of this prospectus supplement without first obtaining the written consent of the Underwriter. Specifically, we and these other individuals have agreed not to directly or indirectly:

•	sell, offer, contract or grant any option to sell any common shares,
•	pledge, transfer, establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” for any common shares,

•	otherwise dispose of or transfer (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition of) any common shares, options or warrants to acquire common shares, including the filing (or participation in the filing) of a registration statement with the SEC in respect thereof, or
•	publicly announce an intention to do any of the foregoing.

This lockup provision applies to common shares and to securities convertible into or exchangeable or exercisable for common shares. It also applies to common shares currently or hereafter owned, either of record or beneficially, by the person executing the agreement. In the event that either (x) during the last 17 days of the lockup period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lockup period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lockup period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, such extension will not apply if, at the expiration of the lockup period (i) our common shares are “actively traded securities” as defined in Regulation M and (ii) we meet the requirements set forth in paragraph (a)(1) of Rule 139 under the Securities Act.

New York Stock Exchange Listing

Our common shares are listed on the NYSE under the symbol “AKR.”

Price Stabilization and Short Positions

In connection with this offering, the Underwriter may purchase and sell our common shares in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the Underwriter of a greater number of common shares than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the Underwriter’s option to purchase additional common shares described above. The Underwriter may close out any covered short position by either exercising its option to purchase additional common shares or purchasing common shares in the open market. In determining the source of common shares to close out the covered short position, the Underwriter will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which it may purchase common shares through the option granted to it. “Naked” short sales are sales in excess of such option. The Underwriter must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the Underwriter is concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering.

Similar to other purchase transactions, the Underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The Underwriter may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the Underwriter makes any representation that the Underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The Underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Underwriter and its affiliates may have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us and our affiliates, for which they have received and may continue to receive customary fees and commissions.

In the ordinary course of its various business activities, the Underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our Company. The Underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the common shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor has it taken steps to verify the information set forth herein or therein and it has no responsibility for the prospectus supplement and the accompanying prospectus. The common shares to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Legal matters, excluding tax matters, relating to this prospectus supplement, will be passed upon for us by Goodwin Procter LLP, New York, New York. The legal matters described under “Material United States Federal Income Tax Considerations” beginning on page 23 of the accompanying prospectus will be passed upon for us by Seyfarth Shaw LLP, New York, New York. Sidley Austin LLP, New York, New York, will represent the Underwriter in connection with this offering. Certain matters of Maryland law, including the validity of the common shares, will be passed upon for us by Venable LLP, Baltimore, Maryland. With respect to matters of Maryland law, Goodwin Procter LLP and Sidley Austin LLP may rely on the opinion of Venable LLP.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the common shares offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of the registration statement. This prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filing number is 1-12002. Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its Public Reference Room, 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and its copy charges.

The information incorporated by reference herein is an important part of this prospectus supplement and the accompanying prospectus. Any statement contained in a document which is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in a subsequent filing or in this prospectus supplement, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference into this prospectus supplement and the accompanying prospectus, except for any document or portion thereof “furnished” to the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;
•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014, and September 30, 2014;
•	our Current Reports on Form 8-K filed on February 12, 2014, March 28, 2014, April 1, 2014, April 29, 2014, May 5, 2014, May 14, 2014, July 30, 2014, November 4, 2014, and December 2, 2014;
•	our Definitive Proxy Statement dated April 3, 2014;
•	the description of our common shares contained in our Registration Statement on Form 8-A dated May 21, 1993, (File No. 33-6008) filed on May 26, 1993 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
•	all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

Acadia Realty Trust
1311 Mamaroneck Avenue
Suite 260
White Plains, New York 10605
Attention: Robert Masters
(914) 288-8100

We maintain an Internet website at http://www.acadiarealty.com. We are not incorporating by reference in this prospectus supplement or the accompanying prospectus any material from our website. Information on our website is not and shall not be deemed to be a part of this prospectus supplement or the accompanying prospectus. The reference to our website is an inactive textual reference to the uniform resource locator (URL) and is for your reference only.

PROSPECTUS

Acadia Realty Trust
Common Shares of Beneficial Interest
Preferred Shares of Beneficial Interest
Depositary Shares
Warrants
Subscription Rights
Share Purchase Units or Contracts
Units
Debt Securities

We may offer to the public and sell from time to time one or more series or classes of (i) common shares of beneficial interest, par value $0.001 per share, or “common shares,” (ii) preferred shares of beneficial interest, or “preferred shares,” (iii) depositary shares, (iv) warrants, (v) subscription rights, (vi) share purchase units or contracts, (vii) units, and (viii) debt securities. We will provide specific terms of these securities in supplements to this prospectus. The securities may be offered, separately or together, in separate classes or series, in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of the securities will be set forth in the applicable prospectus supplement or free writing prospectus. Such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the securities, in each case as may be consistent with our declaration of trust or otherwise appropriate to, among other purposes, preserve our status as a real estate investment trust for U.S. federal income tax purposes. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

The applicable prospectus supplement will also contain information, where appropriate, about the risk factors and U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by that prospectus supplement or free writing prospectus. We may offer the securities directly, through agents designated by us from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. See “Plan of Distribution.” No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common shares are traded on the New York Stock Exchange under the symbol “AKR”. On May 1, 2014, the last reported sale price of our common shares, as reported on the New York Stock Exchange, was $27.19 per share.

Investing in our securities involves risks. Please refer to “Risk Factors” beginning on page 2 of this prospectus as well as the risk factors contained in our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, for a discussion of risk factors that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2014.

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PROSPECTUS SUMMARY

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process or continuous offering process. Under this shelf registration process, we are registering an unspecified amount of any combination of the securities described in this prospectus and may sell such securities, at any time and from time to time, in one or more offerings, and selling securityholders may from time to time offer such securities owned by them. This prospectus provides you with a general description of the securities that may be offered by us and/or selling securityholders. We may also file, from time to time, a prospectus supplement or an amendment to the registration statement of which this prospectus forms a part containing additional information about us and/or selling securityholders and the terms of the offering of the securities. That prospectus supplement or amendment may include additional risk factors or other special considerations applicable to the securities. Any prospectus supplement or amendment may also add, update or supersede information in this prospectus. If there is any supplement or amendment, you should rely on the information in that prospectus supplement or amendment.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement and any amendments to such registration statement, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” on page 50 of this prospectus. Information incorporated by reference with the SEC after the date of this prospectus, or information included in any prospectus supplement or an amendment to the registration statement of which this prospectus forms a part, may add, update or supersede information in this prospectus or any prospectus supplement. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

All references to the “Company,” “we” and “us” in this prospectus means Acadia Realty Trust (the “Trust”) and all entities owned or controlled by us except where it is clear that the term means only the Trust. The term “you” refers to a prospective investor.

Our Company

We are a fully integrated equity real estate investment trust (“REIT”) focused primarily on the acquisition, ownership, management and redevelopment of high-quality retail properties located in key street and urban retail corridors as well as suburban locations within high-barrier-to-entry, supply constrained, densely-populated metropolitan areas in the United States along the East Coast and in Chicago. We also have private equity investments in other retail real estate related opportunities in which we have a minority equity interest. Our primary business objective is to invest in the above assets to provide cash for distributions to shareholders while also creating the potential for capital appreciation to enhance investor returns.

All of our assets are held by, and all of our operations are conducted through, Acadia Realty Limited Partnership (the “Operating Partnership”) and entities in which the Operating Partnership owns an interest. As of March 31, 2014, the Trust controlled 96% of the Operating Partnership as the sole general partner. As the general partner, the Trust is entitled to share, in proportion to its percentage interest, in the cash distributions and profits and losses of the Operating Partnership. The limited partners primarily represent entities or individuals that contributed their interests in certain properties or entities to the Operating Partnership in exchange for common or preferred units of limited partnership interest (“Common OP Units” or “Preferred OP Units,” respectively, and collectively, “OP Units”) and employees who have been awarded restricted Common OP Units (“LTIP Units”) as long-term incentive compensation. Limited partners holding Common OP and LTIP Units are generally entitled to exchange their units on a one-for-one basis for our common shares. This structure is referred to as an umbrella partnership REIT (“UPREIT”).

Our executive offices are located at 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605 and our telephone number is (914) 288-8100.

RISK FACTORS

Investing in our securities involves risks and uncertainties that could affect us and our business as well as the real estate industry generally. Before you invest in our securities, in addition to the other information in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus and any accompanying prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our securities and your investment therein.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” or the negative of these words or other similar words or terms. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	general economic, business and political conditions, including the recent global financial crisis;
•	general market factors, including an increase in market interest rates;
•	our ability to maintain rental rates;
•	the financial health of our major tenants;
•	the availability and creditworthiness of prospective tenants;
•	demand for rental space;
•	consumer migration towards e-commerce sales;
•	the impact of tenant bankruptcies and any leases rejected during a tenant’s bankruptcy proceedings;
•	access to capital markets and the cost of capital and the application of any proceeds from any such capital raising activities;
•	our access to financing;
•	our ability to meet our debt service requirements and the continuing viability of our counterparties in interest rate swap transactions;
•	adverse changes in our real estate markets;
•	competition with other companies;
•	risks of real estate development and acquisition, and the risks of holding interests in real property;
•	our ability to carry out our growth strategy without compromising our overall performance;

•	the performance of our opportunity funds and the ability of our fund partners to contribute capital as needed;
•	the performance of our joint venture investments and the financial health of our joint venture partners;
•	the loss of a key executive officer;
•	the risk that our partnership structure adversely affects our ability to manage assets;
•	our board of trustees deciding to change our investment policy without shareholder approval;
•	the concentration of ownership of our common shares by certain investors;
•	certain provisions of Maryland law that may limit the ability of a third party to acquire control of us;
•	environmental/safety requirements and possible liability;
•	changes in laws and regulations (including tax laws and regulations) and agency or court interpretations of such laws and regulations and the related costs of compliance;
•	the limited recourse shareholders have against our trustees and officers;
•	governmental actions and initiatives;
•	requirements that we distribute a certain percentage of our taxable income in order to maintain our qualification as a REIT for federal income tax purposes;
•	our ability to maintain our status as a REIT;
•	local or national political and economic impacts of terrorist attacks, such as those that occurred on September 11, 2001, and civil unrest;
•	climate change and risk from natural perils, including severe storms, flooding, and other natural disasters;
•	uninsured losses or losses in excess of insured limits;
•	our structured financing and the terms of the instruments and other underlying collateral;
•	disruptions to our information technology systems and services; and
•	the other risk factors set forth in our most recent Annual Report on Form 10-K and the other documents incorporated by reference into this prospectus or any prospectus supplement.

These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. We note that we do not have any outstanding preferred shares and have not had any preferred shares outstanding during the periods indicated, so the following table also sets forth our historical ratios of earnings to combined fixed charges and preferred share dividends for the periods indicated:

	Three Months Ended March 31, 2014	Year Ended December 31,(1)
		2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	2.12x	1.29x	1.15x	1.13x	2.37x	1.27x

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For these purposes, earnings have been calculated by adding minority interest attributable to continuing operations, income or loss from equity investees, fixed charges and distributed income of equity investees to income from continuing operations before income taxes, less capitalized interest and preferred distributions of consolidated subsidiaries. Fixed charges consist of interest costs, whether expensed or capitalized, amortization of deferred financing costs, amortization of discounts or premiums related to indebtedness and preferred distributions of consolidated subsidiaries.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from our sale of the securities for general corporate purposes, which may include, among other things, repayment of our debt, purchasing notes, entering into loans, future acquisitions, directly (or indirectly through a joint venture) and through our opportunity funds, and redevelopments of and capital improvements to our properties. Such decisions will depend upon numerous factors including price, discount, and other strategic considerations. Pending such usage, we expect to invest proceeds in short term instruments. Unless otherwise described in any applicable prospectus supplement, we will not receive the proceeds of sales by selling securityholders, if any.

DESCRIPTION OF OUR COMMON SHARES

The following summary of the material terms and provisions of our common shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust and our bylaws, each as supplemented, amended or restated, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information” on page 50 of this prospectus.

General

Under our declaration of trust, we may issue 100,000,000 shares of beneficial interest, which may consist of common shares, par value $0.001 per share, or such other types or classes of securities of the Company as the trustees may create and authorize from time to time. All common shares offered hereby, when issued, will be duly authorized, fully paid and nonassessable. This means that once the full price for the shares has been paid at the time of issuance, any holder of such shares will not later be required to pay us any additional money for the same. As of March 31, 2014, 56,739,739 common shares were issued and outstanding, as were 2,195,834 Common OP Units of the Operating Partnership, which are convertible into the same number of our common shares (subject to anti-dilution adjustments).

A total of 188 Series A Preferred OP Units were outstanding as of March 31, 2014. These Series A Preferred OP Units are convertible into Common OP Units at a conversion price of $7.50 per unit and are entitled to a preferred quarterly distribution of the greater of (a) $22.50 per Series A Preferred OP Unit (9% annually) or (b) the quarterly distribution attributable to a Series A Preferred OP Unit if such unit were converted into a Common OP Unit.

[1]	The ratio of earnings to fixed charges from prior years have been amended and restated to take into account discontinued operations.

Other than the common shares, the Common OP Units, the Series A Preferred OP Units and the Convertible Notes discussed under “Description of Our Debt Securities” on page 14 of this prospectus, as of the date of this prospectus, we have no other securities outstanding.

Our common shares have equal dividend, liquidation and other rights, and have no preference, exchange or appraisal rights. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Distributions

Holders of our common shares are entitled to receive distributions out of assets that we can legally use to pay distributions, when and if they are authorized by our board of trustees and declared by us, and to share ratably in our assets that are legally available for distribution to our shareholders in the event we are liquidated, dissolved or our affairs are wound up.

Voting Rights

Holders of common shares have the power to vote on all matters presented to our shareholders, including the election of trustees, except as otherwise provided by Maryland law. Our declaration of trust prohibits us from merging with or consolidating into another entity where we are not the surviving entity, or selling all or substantially all of our assets, without the approval of the holders of not less than two-thirds of the outstanding shares that are entitled to vote on such matters. Holders of common shares are entitled to one vote per share on all matters upon which shareholders are entitled to vote.

There is no cumulative voting in the election of our trustees, which means that holders of more than 50% of the common shares voting for the election of trustees can elect all of the trustees if they choose to do so and the holders of the remaining shares cannot elect any trustees. See “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws” beginning on page 21 of this prospectus.

Restrictions on Ownership and Transfer

To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, we must satisfy certain ownership requirements that may limit the ownership and transferability of our common shares. Our declaration of trust contains provisions intended to assist us in satisfying these requirements. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, which has an address at 40 Wall Street, New York, NY 10005.

DESCRIPTION OF OUR PREFERRED SHARES

The following summary of the material terms and provisions of our preferred shares does not purport to be complete and is subject to the detailed provisions of our declaration of trust (including any applicable articles supplementary, amendment or annex to our declaration of trust designating the terms of a series of preferred shares) and our bylaws, each as supplemented, amended or restated, each of which is incorporated by reference into this prospectus. You should carefully read each of these documents in order to fully understand the terms and provisions of our preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information” on page 50 of this prospectus.

General

Subject to limitations prescribed by Maryland law and our declaration of trust, our board of trustees is authorized to classify one or more series of preferred shares from time to time and, with respect to any such series, to fix the designations, numbers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. As of the date of this prospectus, we do not have any series of preferred shares outstanding.

Reference is made to any supplement to this prospectus relating to the preferred shares offered thereby for specific items, including:

•	the title and stated value of the preferred shares;
•	the number of preferred shares offered, the liquidation preference per share and the offering price of the preferred shares;
•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to the preferred shares;
•	the date from which dividends on the preferred shares will accumulate, if applicable;
•	the provisions for a sinking fund, if any, for the preferred shares;
•	the provisions for redemption, if applicable, of the preferred shares;
•	any listing of the preferred shares on any securities exchange;
•	the terms and conditions, if applicable, upon which the preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);
•	a discussion of material U.S. federal income tax considerations applicable to the preferred shares;
•	the relative ranking and preferences of the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;
•	any limitations on the issuance of any series of preferred shares ranking senior to or on a parity with the preferred shares as to dividend rights and rights upon our liquidation, dissolution or winding-up of our affairs;
•	the voting rights of the preferred shares, if any;
•	any limitations on direct or beneficial ownership of our securities and restrictions on transfer of our securities, in each case as may be appropriate to preserve our status as a REIT under the Code; and
•	any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred shares rank, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up: (i) senior to all classes or series of our common shares, and to all equity securities ranking junior to the preferred shares; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to the preferred shares. As used in this prospectus, the term “equity securities” does not include convertible debt securities.

Distributions

Subject to any preferential rights of any outstanding securities or series of securities, the holders of preferred shares will be entitled to receive dividends, when and as authorized by our board of trustees and declared by us, out of legally available funds, and share pro rata the amount to be distributed to such class or series of preferred shares based on the number of preferred shares of the same class or series outstanding. Distributions will be made at such rates and on such dates as will be set forth in the applicable prospectus supplement.

Voting Rights

Unless otherwise indicated in the applicable prospectus supplement, holders of our preferred shares will not have any voting rights.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment will be made to the holders of any common shares or any other class or series of shares ranking junior to our preferred shares, the holders of our preferred shares will be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable prospectus supplement, plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding-up of our affairs, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our other outstanding equity securities ranking on parity with the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, then the holders of our preferred shares and the holders of such other outstanding equity securities will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions are made in full to all holders of our preferred shares, our remaining assets will be distributed among the holders of any other classes or series of equity securities ranking junior to the preferred shares in the distribution of assets upon our liquidation, dissolution or winding-up of our affairs, according to their respective rights and preferences and in each case according to their respective number of shares.

If we consolidate or merge with or into, or sell, lease or convey all or substantially all of our assets, property or business to, any corporation, trust or other entity, such transaction will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Conversion Rights

The terms and conditions, if any, upon which our preferred shares are convertible into common shares will be set forth in the applicable prospectus supplement. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Redemption

If so provided in the applicable prospectus supplement, our preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any series of our preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the preferred shares being offered thereby. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

Transfer Agent

The registrar and transfer agent for our preferred shares will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following description contains general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement and the extent, if any, to which such general provisions may not apply to the depositary shares so offered will be described in the prospectus supplement relating to such depository shares securities. For more information, please refer to the provisions of the deposit agreement we will enter into with a depositary to be selected, and our declaration of trust, including the form of articles supplementary for the applicable series of preferred shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information” on page 50 of this prospectus.

General

We may, at our option, elect to offer depositary shares rather than full preferred shares. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a preferred share of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The preferred shares represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred shares represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred shares. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred shares as set forth in the prospectus supplement.

Redemption

If the series of preferred shares represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred shares held by the depositary. Whenever we redeem any preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred shares so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred shares and the depositary shares to the record holders of the depositary receipts.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease. However, the holders will have the right to receive any moneys payable upon redemption and any money or other property that the holders of such depositary receipts were entitled to at the time of redemption when they surrender their depositary receipts to the depositary.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred shares represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of preferred shares represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred shares to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Shares

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole preferred shares and all money and other property, if any, represented by such depositary shares. Fractional preferred shares will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole preferred shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred shares thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver the same to the holder of preferred shares and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by us upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve our qualification as a REIT under the Code or (ii) a majority of each series of preferred shares affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional preferred shares as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our qualification as a REIT under the Code, then we will use our best efforts to list the preferred shares issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder will have been redeemed, (ii) there has been a final distribution in respect of the related preferred shares in connection with any liquidation, dissolution or winding up of the Trust and such distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred shares or (iii) each preferred share will have been converted into shares of the Trust not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred shares and initial issuance of the depositary shares, and redemption of the preferred shares and all withdrawals of preferred shares by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred shares. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred shares.

Neither we nor the depositary assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither we nor the depositary will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties. In the event the depositary will receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and we, on the other hand, the depositary will be entitled to act on such claims, requests or instructions received from us.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any depositary shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the depositary shares being offered thereby. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt or equity securities described in this prospectus. Warrants may be issued independently or together with any offered securities and may be attached to or separate from such securities. Each series of warrants will be issued under a separate warrant agreement we will enter into with a warrant agent specified in the agreement. The warrant agent will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A prospectus supplement relating to any series of warrants being offered will include specific terms relating to the offering. They will include, where applicable:

•	the title of the warrants;
•	the aggregate number of warrants;
•	the price or prices at which the warrants will be issued;
•	the currencies in which the price or prices of the warrants may be payable;
•	the designation, amount and terms of the offered securities purchasable upon exercise of the warrants;
•	the designation and terms of the other offered securities, if any, with which the warrants are issued and the number of warrants issued with the security;
•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;
•	the price or prices at which, and currency or currencies in which, the offered securities purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;
•	the minimum or maximum amount of the warrants which may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	any listing of warrants on any securities exchange;
•	if appropriate, a discussion of material U.S. federal income tax considerations; and
•	any other material term of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any equity shares that may be purchased pursuant to the warrants. The applicable prospectus supplement will specify any additional ownership limitation relating to the warrants being offered thereby. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following is a general description of the terms of the subscription rights we may issue from time to time. Particular terms of any subscription rights we offer will be described in the prospectus supplement relating to such subscription rights.

We may issue subscription rights to purchase our common shares. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each common share upon the exercise of the subscription rights;
•	the number of subscription rights issued to each shareholder;
•	the number and terms of the common shares which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights will commence, and the date on which the subscription rights will expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;
•	if appropriate, a discussion of material U.S. federal income tax considerations; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any subscription rights to acquire our equity shares. The applicable prospectus supplement will specify any additional ownership limitation relating to the subscription rights being offered thereby. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

DESCRIPTION OF SHARE PURCHASE UNITS OR CONTRACTS

We may issue share purchase units or contracts. These may include contracts obligating holders to purchase from us and us to sell to the holders, a specified number of common shares, preferred shares or depositary shares at a future date or dates. Alternatively, the share purchase units or contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of common shares, preferred shares or depositary shares. The consideration per common share, preferred share, or depositary share may be fixed at the time the share purchase units or contracts are issued or may be determined by a specific reference to a formula set forth in the share purchase units or contracts. The share purchase units or contracts may provide for settlement by delivery by us or on our behalf of shares of the underlying security, or they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security. The share purchase units or contracts may be issued separately or as part of share purchase units consisting of a share purchase contract and debt securities, preferred shares or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common shares, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common shares, preferred shares, depository shares or other security or property under the share purchase units or contracts. The share purchase units or contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The share purchase units or contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the share purchase units or contracts.

The securities related to the share purchase units or contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of share purchase units or contracts to purchase the underlying security or property under the related share purchase units or contracts. The rights of holders of share purchase units or contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of share purchase units or contracts will be permitted to withdraw the pledged securities related to such share purchase units or contracts from the pledge arrangement.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any units. The applicable prospectus supplement will specify any additional ownership limitation relating to the units being offered thereby. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more common shares, preferred shares, debt securities, subscription rights, depositary shares, warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the common shares, preferred shares, debt securities, warrants, subscription rights or depositary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	if appropriate, a discussion of material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any units. The applicable prospectus supplement will specify any additional ownership limitation relating to the units being offered thereby. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

DESCRIPTION OF OUR DEBT SECURITIES

We may issue debt securities from time to time, in one or more series under an indenture dated as of December 11, 2006, as supplemented by a first supplemental indenture dated as of December 11, 2006 between us and U.S. Bank, National Association, as trustee, or under a separate indenture that we will enter into with a trustee to be selected. The following section describes certain of the material terms and conditions of the debt securities we may issue. For a more detailed description of the terms of the debt securities, please refer to the applicable indenture that we will enter into for any debt securities we may issue from time to time, which will be incorporated by reference into this prospectus, and which we will describe in a prospectus supplement.

We have filed the indenture and the first supplemental indenture with U.S. Bank, National Association as an exhibit to this prospectus. You should read the indenture, the first supplemental indenture and any other supplemental or separate indenture for additional information before you buy any debt securities. For information on incorporation by reference, and how to obtain a copy of the indenture, the first supplemental indenture, and any other supplemental indenture, see the section entitled “Where You Can Find More Information” on page 50 of this prospectus.

General

The debt securities will be our direct obligations and may be either senior debt securities or subordinated debt securities. The debt securities may be secured or unsecured. The indenture will not limit the principal amount of debt securities that we may issue. We may issue debt securities in one or more series. The indenture will set forth the specific terms of each series of debt securities. The material terms of each series of debt securities will also be described in the applicable prospectus supplement. Each prospectus supplement and indenture incorporated by reference therein will describe:

•	the title of the debt securities and whether the debt securities are senior or subordinated debt securities;
•	whether or not the debt securities are secured, and if secured, a description of the collateral securing that series of debt securities;
•	any limit upon the aggregate principal amount of a series of debt securities that we may issue;
•	the aggregate principal amount of our debt securities being offered and the aggregate principal amount of our debt securities that are then currently outstanding;
•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;
•	the date or dates, or the method for determining such date or dates, on which the principal of such debt securities will be payable;
•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, the basis upon which such interest rate will be calculated, if applicable, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable (if other than the registered holders on the record date) and the record date for the interest payable on any payment date;
•	the currency or currencies in which principal, premium, if any, and interest, if any, will be paid;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;
•	where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;
•	a discussion of material U.S. federal income tax considerations applicable to the ownership and disposition of the debt securities;
•	any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;
•	the right, if any, of holders of the debt securities to convert them into common shares, preferred shares or other securities, the terms upon which such conversion may occur, and any provisions intended to prevent dilution of the conversion rights and any provisions limiting the exercise rights of the holders;
•	any provisions requiring or permitting us to make payments to a sinking fund that will be used to redeem debt securities or a purchase fund that will be used to purchase debt securities, and the times and prices at which we must redeem, repay or repurchase such securities as a result of such obligation;
•	the times, prices and other terms and conditions upon which we may redeem the debt securities;
•	any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;
•	the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;
•	any additional or modified events of default or covenants with respect to the debt securities;
•	whether we will be restricted from incurring any additional indebtedness or any other covenants with respect to a particular series of debt securities;
•	whether the debt securities will be guaranteed and, if so, on what terms;
•	the trustee, authenticating or paying agent, transfer agent or registrar; and
•	any other material terms of the debt securities.

The indenture may contain restrictions on our ability to repurchase our securities or financial covenants.

We may issue debt securities at a discount from their stated principal amount or original issue discount. A prospectus supplement may state whether any such discount exists and may describe certain material U.S. federal income tax considerations and other special considerations applicable to a debt security issued with an original issue discount.

If the principal, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, material U.S. federal income tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable. We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series. We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•	our default in the payment of the principal of or premium, if any, on any debt securities of such series at their maturity;
•	our default in the payment of any interest due and payable on such series of debt securities and continuance of such default for the period of time set forth in the indenture;
•	our default in making any sinking fund payment as required for any debt security of such series;
•	our default for the period of time set forth in the indenture after notice by the trustee or the holders of the percentage set forth in the indenture in principal amount of the outstanding debt securities of that series in the observance or performance of any other covenants in the indenture;
•	our default on certain of our borrowings in an aggregate principal amount in excess of the amount set forth in the indenture causing the acceleration of that indebtedness; and
•	certain events involving our or our significant subsidiaries’ bankruptcy, insolvency or reorganization.

The indenture relating to particular series of debt securities may include other events of default with respect to any such series.

The indenture may provide that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest) if the trustee considers it to be in the interest of the holders of the series to do so.

The indenture may provide that if any event of default has occurred and is continuing, the trustee or the holders of not less than the percentage set forth in the indenture in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately. However, if we cure all events of default (except the failure to pay principal, premium or interest that became due solely because of the acceleration) and certain other conditions are met, the holders of a majority in principal amount of the applicable series of debt securities may rescind and annul such declaration.

The holders of a majority of the outstanding principal amount of a series of debt securities may have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

The applicable prospectus supplement and the indenture incorporated by reference therein will describe any additional or modified events of default which apply to any series of debt securities.

Modification of the Indenture

We and the trustee may:

•	without the consent of holders of the outstanding debt securities, modify the indenture to cure errors or clarify ambiguities, add to our covenants and the events of default for the benefit of any particular series of debt securities; and
•	with the consent of the holders of not less than a majority in principal amount of a particular series of debt securities that are outstanding under the indenture, modify the indenture or the rights of the holders of such series of debt securities.

However, without the consent of the holder of each outstanding debt security affected thereby, we may not:

•	change the stated maturity of, the principal of, premium, if any, or installment of interest of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities on or after the stated maturity or change the currency in which any debt securities are payable; or
•	reduce the percentage of principal amount of debt securities the holders of which are required to consent to an amendment, supplement or waiver with respect to such series.

Governing Law

The indenture, any supplemental indenture and the debt securities issued thereunder will be governed by, and construed in accordance with, the laws of the State of New York.

3.75% Convertible Notes

In December 2006 and January 2007, we issued an aggregate of $115.0 million of convertible notes with a fixed interest rate of 3.75% due 2026 (the “Convertible Notes”) governed by the indenture dated as of December 11, 2006, as supplemented by a first supplemental indenture dated as of December 11, 2006 between us and U.S. Bank, National Association, as trustee. The Convertible Notes were issued at par and require interest payments semi-annually in arrears on June 15th and December 15th of each year. The Convertible Notes are unsecured unsubordinated obligations and rank equally with all other unsecured and unsubordinated indebtedness. As of March 31, 2014, there were outstanding Convertible Notes in the aggregate principal amount of $380,000.

The Convertible Notes had an initial conversion rate of 32.4002 of our common shares for each $1,000 principal amount, representing a conversion price of approximately $30.86 per common share, or a conversion premium of approximately 20.0% based upon our common share price on the date of the issuance of the Convertible Notes. Pursuant to the terms of the Convertible Notes, the conversion rate has been adjusted from time to time with the conversion rate as of March 31, 2014 being 34.1708 common shares per $1,000 of notes, which is equal to a conversion price of approximately $29.26 per share.

Upon conversion of the Convertible Notes, we will deliver cash and, in some circumstances, common shares, as specified in the indenture relating to the Convertible Notes. The Convertible Notes may only be converted prior to maturity: (i) during any calendar quarter (and only during such calendar quarter), if, and only if, the closing sale price of our common shares for at least 20 trading days (whether consecutive or not) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 130% of the conversion price per common share in effect on the applicable trading day; (ii) during the five consecutive trading-day period following any five consecutive trading-day period in which the trading price of the notes was less than 98% of the product of the closing sale price of our common shares multiplied by the applicable conversion rate; (iii) if the Convertible Notes have been called for redemption, at any time prior to the close of business on the second business day prior to the redemption date; or (iv) if our common shares are not listed on a United States national or regional securities exchange for 30 consecutive trading days.

Prior to December 20, 2011, we did not have the right to redeem Convertible Notes, except to preserve our status as a REIT under the Code. We now have the right to redeem the notes, in whole or in part, at any time and from time to time, for cash equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to, but not including, the redemption date. The holders of notes may again require us to repurchase their notes, in whole or in part, on December 15, 2016, and December 15, 2021 for cash equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but not including, the repurchase date.

Upon a conversion of notes, we will deliver cash and, at our election, common shares, with an aggregate value, which we refer to as the “conversion value,” equal to the conversion rate multiplied by the average price of our common shares as follows: (i) an amount in cash which we refer to as the “principal return,” equal to the lesser of (a) the principal amount of the converted notes and (b) the conversion value; and (ii) if the conversion value is greater than the principal return, an amount with a value equal to the difference between the conversion value and the principal return, which we refer to as the “net amount.” The net amount may be paid, at our option, in cash, common shares or a combination of cash and common shares.

GLOBAL SECURITIES

We may issue some or all of our securities of any series as global securities. We will register each global security in the name of a depositary identified in the applicable prospectus supplement. The global securities will be deposited with a depositary or nominee or custodian for the depositary and will bear a legend regarding restrictions on exchanges and registration of transfer as discussed below and any other matters to be provided pursuant to the indenture.

As long as the depositary or its nominee is the registered holder of a global security, that person will be considered the sole owner and holder of the global security and the securities represented by it for all purposes under the securities and the indenture. Except in limited circumstances, owners of a beneficial interest in a global security:

•	will not be entitled to have the global security or any securities represented by it registered in their names;
•	will not receive or be entitled to receive physical delivery of certificated securities in exchange for the global security; and
•	will not be considered to be the owners or holders of the global security or any securities represented by it for any purposes under the securities or the indenture.

We will make all payments of principal and any premium and interest on a global security to the depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the depositary or its nominee, called “participants” for purposes of this discussion, and to persons that hold beneficial interests through participants. When a global security is issued, the depositary will credit on its book-entry, registration and transfer system the principal amounts of securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the depositary, with respect to participants’ interests; or
•	any participant, with respect to interests of persons held by the participants on their behalf.

Payments by participants to owners of beneficial interests held through the participants will be the responsibility of the participants. The depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	us or our affiliates;
•	the trustee under any indenture; or
•	any agent of any of the above.

RESTRICTIONS ON OWNERSHIP TRANSFERS AND TAKEOVER DEFENSE PROVISIONS

This summary does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and bylaws, each as supplemented, amended or restated, the Code, and Maryland law. See “Where You Can Find More Information” on page 50 of this prospectus.

Declaration of Trust

Restrictions on Ownership and Transfer of Our Shares.  To qualify as a REIT under the Code, we must satisfy certain ownership requirements. Specifically, not more than 50% in value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

In order to ensure that we continue to qualify as a REIT under the Code, our declaration of trust contains provisions intended to assist us in satisfying the requirements described above. In regard to the ownership requirements, the declaration of trust prohibits any person from owning, directly or indirectly (by virtue of (i) the attribution rules of the Code or (ii) being a beneficial owner as defined in Rule 13d-3 promulgated under the Exchange Act, more than 9.8% in value or number of the issued and outstanding shares of any class or series of our shares of beneficial interest, subject to certain exceptions. The trustees may waive this limitation if such ownership will not jeopardize our status as a REIT. As a condition of such waiver, the trustees may require opinions of counsel satisfactory to them and/or an undertaking from the applicant with respect to preserving our REIT status under the Code.

Our declaration of trust also provides that any purported transfer or issuance of any class or series of our shares of beneficial interest or our securities convertible into such shares that would (i) violate the 9.8% limitation described above, (ii) result in shares being owned by fewer than 100 persons for purposes of the REIT provisions of the Code, (iii) result in our being “closely held” within the meaning of Section 856(h) of the Code, or (iv) otherwise jeopardize our REIT status under the Code will be null and void and the proposed transferee will not acquire any rights in the shares.

Moreover, shares of beneficial interest transferred, or proposed to be transferred, in contravention of the 9.8% limitation described above or in a manner that would otherwise jeopardize our status as a REIT will be subject to purchase by us at a price equal to the fair market value of such shares (determined in accordance with the rules set forth in our declaration of trust). From and after the date fixed for purchase, and so long as payment of the purchase price for the shares to be redeemed shall have been made or duly provided for, the holder of any shares in violation of the 9.8% limitation described above so called for purchase shall cease to be entitled to dividends, distributions, voting rights and other benefits with respect to such shares, excepting only the right to payment of the purchase price. Any dividend or distribution paid to a proposed transferee on such shares prior to the discovery by the Trust that such shares have been transferred in violation 9.8% limitation described above shall be repaid to us upon demand.

Any certificates representing the common shares bear a legend referring to the restrictions described above.

The ownership limitations described above could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of common shares might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

Maryland Law

Control Share Acquisitions.  The Maryland General Corporation Law (“MGCL”), as applicable to Maryland REITs, provides that a holder of “control shares” of a Maryland REIT acquired in a “control share acquisition” has no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the REIT. “Control shares” are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the REIT may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the REIT may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the REIT.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our Company’s shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Business Combinations.  Under the MGCL, as applicable to Maryland REITs, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the REIT’s shares or an affiliate of the REIT who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of beneficial interest of the REIT (an “Interested Shareholder”) or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such REIT and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the REIT and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the REIT other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the REIT’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the REIT prior to the time that the Interested Shareholder becomes an Interested Shareholder. A person is not an Interested Shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an Interested Shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board.

We have not elected to opt-out of the business combination statute. The business combination statute may have effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change of control of us under circumstances that otherwise could provide our shareholders with the opportunity to realize a premium over the then-current market price or that our shareholders may otherwise believe is in their best interests.

Subtitle 8.  Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions of the MGCL, which provide for:

•	a classified board;
•	a two-thirds vote requirement for removing a trustee;
•	a requirement that the number of trustees be fixed only by vote of the trustees;
•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of shareholders.

Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (a) require the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of trustees to remove a trustee from our board of trustees, (b) vest in our board of trustees the exclusive power to fix the number of trustees, (c) vest in our board of trustees the exclusive power to fill vacancies and (d) require, unless called by our chairman of our board of trustees, our chief executive officer, our president or our board of trustees, the written request of shareholders entitled to cast not less than 40% of all the votes entitled to be cast at such a meeting to call a special meeting. We have not elected to create a classified board. In the future, our board of trustees may elect, without shareholder approval, to create a classified board or elect to be subject to any of the other provisions of Subtitle 8.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR
DECLARATION OF TRUST AND BYLAWS

This summary does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and bylaws, each as supplemented, amended or restated. See “Where You Can Find More Information” on page 50 of this prospectus.

Number of Trustees; Election of Trustees, Removal of Trustees, the Filling of Vacancies.  Our declaration of trust provides that the board of trustees will consist of not less than two nor more than fifteen persons, and that the number of trustees will be set by the trustees then in office. Our board currently consists of six trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualifies. Each trustee shall be elected by the vote of the majority of the votes cast by the holders of common shares at a meeting duly called at which a quorum is present; provided that if the number of nominees exceeds the number of trustees to be elected, the trustees shall be elected by the vote of a plurality of the votes cast by the holders of common shares at a meeting duly called at which a quorum is present. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed 50% of the sum of the votes cast “for” plus the votes cast “against” or “withheld” with respect to that nominee. If a nominee that is already serving as a trustee is not elected, such trustee shall offer to tender his or her resignation to the board of trustees. The nominating and corporate governance committee will make a recommendation to the board of trustees on whether to accept or reject the resignation, or whether other action should be taken.

Our declaration of trust provides that the shareholders may, at any time, remove any trustee, with or without cause, by the affirmative vote of two-thirds of all the votes entitled to be cast generally in the election of trustees. Any vacancy (including a vacancy created by an increase in the number of trustees) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the trustees remaining in office. Any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Limitation of Liability and Indemnification of Trustees and Officers.  Our declaration of trust authorizes and our bylaws obligate us, to the maximum extent permitted under Maryland law, to indemnify our trustees and officers in their capacity as such. Section 8-301(15) of the Corporations and Associations Article of the Annotated Code of Maryland permits a Maryland REIT to indemnify or advance expenses to trustees and officers to the same extent as is permitted for directors and officers of a Maryland corporation under the MGCL. The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our declaration of trust does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by such director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (i) any present or former trustee or officer or (ii) any individual who, while serving as our trustee and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, member, manager, or trustee, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding.

Our bylaws also permit us, subject to the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

In addition to the above, we have purchased and maintain insurance on behalf of all of our trustees and executive officers against liability asserted against or incurred by them in their official capacities with us, whether or not we are required or have the power to indemnify them against the same liability.

Advance Notice of Trustee Nominations and New Business.  Our bylaws provide that (a) with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of other business to be considered by shareholders may be made only (i) pursuant to our Company’s notice of the meeting, (ii) by or at the direction of the board of trustees or (iii) by a shareholder who is a shareholder of record both at the time of giving of notice by the shareholder and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws and (b) with respect to special meetings of shareholders, only the business specified in our Company’s notice of meeting may be brought before the meeting of shareholders and nominations of individuals for election to the board of trustees may be made only (i) by or at the direction of the board of trustees or (ii) provided that the board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who is a shareholder of record both at the time of giving of notice by the shareholder and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws.

Amendments to our Declaration of Trust.  In general, the declaration of trust may be amended by the affirmative vote of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon. However, amendments with respect to certain provisions relating to the ownership requirements, reorganizations and certain mergers or consolidations or the sale of substantially all of our assets, require the affirmative vote of the holders of not less than two-thirds of the common shares then outstanding and entitled to vote thereon. Our trustees, by a two-thirds vote, may amend the provisions of the declaration of trust from time to time to effect any change deemed necessary by our trustees to allow us to qualify and continue to qualify as a REIT.

Termination of Operations or our REIT Status.  The declaration of trust permits the termination and the discontinuation of our operations by the affirmative vote of the holders of not less than two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for that purpose. In addition, the declaration of trust permits the trustees to terminate our REIT status at any time.

Anti-Takeover Effect of Certain Provisions of the Declaration of Trust.  The limitation on ownership and transfer of shares of beneficial interest set forth in our declaration of trust could have the effect of discouraging offers to acquire us or of hampering the consummation of a contemplated acquisition. See “Restrictions on Ownership Transfers and Takeover Defense Provisions” beginning on page 19 of this prospectus.

Forum Selection Clause.  Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any of our trustees or officers or other employees to us or to our shareholders, (c) any action asserting a claim against us or any of our trustees or officers or other employees arising pursuant to any provision of the Maryland REIT Law, the MGCL or our declaration of trust or bylaws or (d) any action asserting a claim against us or any of our trustees or officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain of the material U.S. federal income tax considerations relating to our taxation as a REIT under the Code, and the ownership and disposition of our common shares.

If we offer one or more additional series of common shares or preferred shares, debt securities, depositary shares, warrants to purchase debt or equity securities, subscription rights to purchase our common shares or units consisting of one or more common shares, debt securities, subscription rights, depositary shares, warrants or any combination of the foregoing securities, the prospectus supplement would include information about certain material U.S. federal income tax consequences to holders of any of the offered securities.

Because this summary is only intended to address certain of the material U.S. federal income tax considerations relating to the ownership and disposition of our common shares, it may not contain all of the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;
•	you may be a person that is subject to special tax treatment or special rules under the Code (e.g., regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships, trusts, estates or other pass through entities) that the discussion below does not address;

•	the discussion below does not address any state, local or non-U.S. tax considerations; and
•	the discussion below deals only with shareholders that hold our common shares as a “capital asset,” within the meaning of Section 1221 of the Code.

We urge you to consult with your own tax advisors regarding the specific tax consequences to you of acquiring, owning and selling our common shares, including the federal, state, local and foreign tax consequences of acquiring, owning and selling our common shares in your particular circumstances and potential changes in applicable laws.

The information contained in this section is based on the Code, final, temporary and proposed Treasury Regulations promulgated thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) (including in private letter rulings and other non-binding guidance issued by the IRS), as well as court decisions all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law, or that any such change would not apply retroactively to transactions or events preceding the date of the change. We have not obtained, and do not intend to obtain, any rulings from the IRS concerning the U.S. federal income tax treatment of the matters discussed below. Furthermore, neither the IRS nor any court is bound by any of the statements set forth herein and no assurance can be given that the IRS will not assert any position contrary to statements set forth herein or that a court will not sustain such position.

Taxation of Acadia Realty Trust as a REIT

Seyfarth Shaw LLP, which has acted as our tax counsel, has reviewed the following discussion and is of the opinion that it fairly summarizes the material U.S. federal income tax considerations relevant to our status as a REIT under the Code and to investors in our common shares. The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not intended to be (and is not) tax advice.

It is the opinion of Seyfarth Shaw LLP that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, commencing with our taxable year ended December 31, 2001, the Company qualified and will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. We must emphasize that this opinion of Seyfarth Shaw LLP is based on various assumptions, certain representations and statements made by us as to factual matters and is conditioned upon such assumptions, representations and statements being accurate and complete. Seyfarth Shaw LLP is not aware of any facts or circumstances that are not consistent with these representations, assumptions and statements. Potential purchasers of our common shares should be aware, however, that opinions of counsel are not binding upon the IRS or any court. In general, our qualification and taxation as a REIT depends upon our ability to satisfy, through actual operating results, distribution, diversity of share ownership, and other requirements imposed under the Code, none of which has been, or will be, reviewed by Seyfarth Shaw LLP. Accordingly, while we intend to continue to qualify to be taxed as a REIT under the Code no assurance can be given that the actual results of our operations for any particular taxable year has satisfied, or will satisfy, the requirements for REIT qualification.

Commencing with our taxable year ended December 31, 1993, we elected to be taxed as a REIT under the Code. We believe that commencing with our taxable year ended December 31, 1993, we have been organized and have operated in such a manner so as to qualify as a REIT under the Code, and we intend to continue to operate in such a manner. However, we cannot assure you that we will, in fact, continue to operate in such a manner or continue to so qualify as a REIT under the Code.

If we qualify for taxation as a REIT under the Code, we generally will not be subject to a corporate-level tax on our net income that we distribute currently to our shareholders. This treatment substantially eliminates the “double taxation” (i.e., a corporate-level tax and shareholder-level tax) that generally results from investment in a regular subchapter C corporation. However, we will be subject to U.S. federal income tax as follows:

•	First, we would be taxed at regular corporate rates on any of our undistributed REIT taxable income, including our undistributed net capital gains (although, to the extent so designated by us, shareholders would receive an offsetting credit against their own U.S. federal income tax liability for U.S. federal income taxes paid by us with respect to any such gains).
•	Second, under certain circumstances, we may be subject to the “corporate alternative minimum tax” on our items of tax preference.
•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.
•	Fourth, if we have net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.
•	Fifth, if we should fail to satisfy the annual 75% gross income test or 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT under the Code because certain other requirements have been met, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of our gross income (90% for taxable years beginning on or before October 22, 2004) over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.
•	Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income required to be distributed from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amount actually distributed by us.
•	Seventh, if we were to acquire an asset from a corporation that is or has been a subchapter C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the subchapter C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the day that we acquired the asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. The results described in this paragraph assume that no election will be made under Treasury Regulations Section 1.337(d)-7 for the subchapter C corporation to be subject to an immediate tax when the asset is acquired.
•	Eighth, for taxable years beginning after December 31, 2000, we could be subject to a 100% tax on certain payments that we receive from one of our taxable REIT subsidiaries, (each, a “TRS”), or on certain expenses deducted by one of our TRSs, if the economic arrangement between us, the TRS and the tenants at our properties are not comparable to similar arrangements among unrelated parties.
•	Ninth, if we fail to satisfy a REIT asset test, as described below, during our 2005 and subsequent taxable years, due to reasonable cause and we nonetheless maintain our REIT qualification under the

Code because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail this test.
•	Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) during our 2005 and subsequent taxable years and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.
•	Eleventh, we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders.

Finally, the earnings of our lower-tier entities that are subchapter C corporations, including TRSs but excluding our QRSs (as defined below), are subject to federal corporate income tax.

In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification — In General

To qualify as a REIT under the Code, we must elect to be treated as a REIT and must satisfy the annual gross income tests, the quarterly asset tests, distribution requirements, diversity of share ownership and other requirements imposed under the Code. In general, the Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4)	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities;
(7)	that uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and
(8)	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the requirements (1)-(4), (7) and (8) above must be met during the entire taxable year and that requirements (5) and (6) above do not apply to the first taxable year for which a REIT election is made and, thereafter, requirement (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of requirement (6) above, generally (although subject to certain exceptions that should not apply with respect to us), any stock held by a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code is treated as not held by the trust itself but directly by the trust beneficiaries in proportion to their actuarial interests in the trust.

We believe that we have satisfied the requirements above for REIT qualification. In addition, our charter currently includes restrictions regarding the ownership and transfer of our common shares, which restrictions are intended to assist us in satisfying some of these requirements (and, in particular requirements (5) and

(6) above). The ownership and transfer restrictions pertaining to our common shares are described in the prospectus under the heading “Restrictions on Ownership and Transfers and Takeover Defense Provisions.”

In applying the REIT gross income and asset tests, all of the assets, liabilities and items of income, deduction and credit of a corporate subsidiary of a REIT that is a “qualified REIT subsidiary” (as defined in Section 856(i)(2) of the Code) (“QRS”) are treated as the assets, liabilities and items of income, deduction and credit of the REIT itself. Moreover, the separate existence of a QRS is disregarded for U.S. federal income tax purposes and the QRS is not subject to U.S. federal corporate income tax (although it may be subject to state and local tax in some states and localities). In general, a QRS is any corporation if all of its stock is held by the REIT, except that it does not include any corporation that is a TRS of the REIT. Thus, for U.S. federal income tax purposes, our QRSs are disregarded, and all assets, liabilities and items of income, deduction and credit of these QRSs are treated as our assets, liabilities and items of income, deduction and credit.

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local tax. Any dividends paid or deemed paid to us by any one of our TRSs will also be taxable, either (1) to us to the extent the dividend is retained by us, or (2) to our shareholders to the extent the dividends received from the TRS are paid to our shareholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT under the Code notwithstanding the rule described below under “REIT Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order to qualify as a REIT, the securities of all of our TRSs in which we have invested either directly or indirectly may not represent more than 25% (20% for taxable years ending on or before December 31, 2008) of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% (20% for taxable years ending on or before December 31, 2008) of the total value of our assets; however, we cannot assure that this will always be true.

A TRS may generally engage in any business including the provision of customary or non-customary services to tenants of its parent REIT, which, if performed by the REIT itself, could cause rents received by the REIT to be disqualified as “rents from real property.” However, a TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel if such rights are held by the TRS as a franchisee, licensee, or in a similar capacity and such hotel is either owned by the TRS or leased to the TRS by its parent REIT. However, for taxable years beginning after July 30, 2008, a TRS may provide rights to a brand name under which a health care facility is operated, if such rights are provided to an “eligible independent contractor” to operate or manage the health care facility and such health care facility is either owned by the TRS or leased to the TRS by its parent REIT. A TRS will not be considered to operate or manage a qualified health care property or a qualified lodging facility solely because the TRS (i) directly or indirectly possesses a license, permit, or similar instrument enabling it to do so, or (ii) employs individuals working at such facility or property located outside the U.S., but only if an “eligible independent contractor” is responsible for the daily supervision and direction of such individuals on behalf of the TRS pursuant to a management agreement or similar service contract. Additionally, the Code contains several provisions which address the arrangements between a REIT and its TRSs which are intended to ensure that a TRS recognizes an appropriate amount of taxable income and is subject to an appropriate level of U.S. federal income tax. For example, a TRS is limited in its ability to deduct interest payments made to the REIT. In addition, a REIT would be subject to a 100% penalty on some payments that it receives from a TRS, or on certain expenses deducted by the TRS if the economic arrangements between the REIT, the REIT’s tenants and the TRS are not comparable to similar arrangements among unrelated parties. We have several TRSs and will endeavor to structure any arrangement between ourselves, our TRSs and our tenants so as to minimize the risk of disallowance of interest expense deductions or of the 100% penalty being imposed. Notwithstanding, however, it cannot be assured that the IRS would not challenge any such arrangement.

Also, a REIT that is a partner in a partnership is deemed to own its proportionate share of each of the assets of the partnership and is deemed to be entitled to income of the partnership attributable to such proportionate share. For purposes of Section 856 of the Code, the interest of a REIT in the assets of a partnership of which it is a partner is determined in accordance with the REIT’s capital interest in the partnership and the character of the assets and items of gross income of the partnership retain the same character in the hands of the REIT. For example, if the partnership holds any property primarily for sale to customers in the ordinary course of its trade or business, the REIT is treated as holding its proportionate share of such property primarily for such purpose. Thus, our proportionate share (based on our capital interest) of the assets, liabilities and items of income of any partnership in which we are a partner, including the Operating Partnership (and our indirect share of the assets, liabilities and items of income of each lower-tier partnership), will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section. For purposes of the 10% Value Test (described under “REIT Asset Tests” below) our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. Also, actions taken by the Operating Partnership or other lower-tier partnerships can affect our ability to satisfy the REIT gross income and asset tests and the determination of whether we have net income from a prohibited transaction. For purposes of this section any reference to “partnership” will refer to and include any partnership, limited liability company, joint venture and other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, and any reference to “partner” will refer to and include a partner, member, joint venturer and other beneficial owner of any such partnership, limited liability company, joint venture and other entity or arrangement.

REIT Gross Income Tests:  In order to maintain our qualification as a REIT under the Code, we must satisfy, on an annual basis, two gross income tests.

•	First, at least 75% of our gross income, excluding gross income from prohibited transactions and certain “hedging transactions” entered into after July 30, 2008, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.
•	Second, at least 95% of our gross income, excluding gross income from prohibited transactions and, commencing with our 2005 taxable year, certain “hedging transactions,” for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

For this purpose the term “rents from real property” includes: (a) rents from interests in real property; (b) charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated; and (c) rent attributable to personal property which is leased under, or in connection with, a lease of real property, but only if the rent attributable to such personal property for the taxable year does not exceed 15% of the total rent for the taxable year attributable to both the real and personal property leased under, or in connection with, such lease. For purposes of (c), the rent attributable to personal property is equal to that amount which bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real property and the personal property at the beginning and at the end of such taxable year.

However, in order for rent received or accrued, directly or indirectly, with respect to any real or personal property, to qualify as “rents from real property,” the following conditions must be satisfied:

•	such rent must not be based in whole or in part on the income or profits derived by any person from the property (although the rent may be based on a fixed percentage of receipts or sales);

•	such rent may not be received or accrued, directly or indirectly, from any person if the REIT owns, directly or indirectly (including by attribution, upon the application of certain attribution rules): (i) in the case of any person which is a corporation, at least 10% of such person’s voting stock or at least 10% of the value of such person’s stock; or (ii) in the case of any person which is not a corporation, an interest of at least 10% in the assets or net profits of such person, except that under certain circumstances, rents received from a TRS will not be disqualified as “rents from real property” even if we own more than 10% of the TRS; and
•	the portion of such rent that is attributable to personal property for a taxable year that is leased under, or in connection with, a lease of real property may not exceed 15% of the total rent received or accrued under the lease for the taxable year.

In addition, all amounts (including rents that would otherwise qualify as “rents from real property”) received or accrued during a taxable year directly or indirectly by a REIT with respect to a property, will constitute “impermissible tenant services income” (and, thus, will not qualify as “rents from real property”) if the amount received or accrued directly or indirectly by the REIT for: (x) noncustomary services furnished or rendered by the REIT to tenants of the property; or (y) managing or operating the property ((x) and (y) collectively, “Impermissible Services”) exceeds 1% of all amounts received or accrued during such taxable year directly or indirectly by the REIT with respect to the property. For this purpose, however, the following services and activities are not treated as Impermissible Services: (i) services furnished or rendered, or management or operation provided, through an independent contractor from whom the REIT itself does not derive or receive any income or through a TRS; and (ii) services usually or customarily rendered in connection with the rental of space for occupancy (such as, for example, the furnishing of heat and light, the cleaning of public entrances, and the collection of trash), as opposed to services rendered primarily to a tenant for the tenant’s convenience. If the amount treated as being received or accrued for Impermissible Services does not exceed the 1% threshold, then only the amount attributable to the Impermissible Services (and not, for example, all tenant rents received or accrued that otherwise qualify as “rents from real property”) will fail to qualify as “rents from real property.” For purposes of the 1% threshold, the amount that we will be deemed to have received for performing Impermissible Services will be the greater of the actual amounts so received or 150% of the direct cost to us of providing those services.

We (through the Operating Partnership and other affiliated entities) provide some services at our properties, which services we believe do not constitute Impermissible Services or, otherwise, do not cause any rents or other amounts received that otherwise qualify as “rents from real property” to fail to so qualify. If we or the Operating Partnership or other affiliated entities were to consider offering services in the future which could cause any such rents or other amounts to fail to qualify as “rents from real property” then we would endeavor to arrange for such services to be provided through one or more independent contractors and/or TRSs or, otherwise, in such a manner so as to minimize the risk of such services being treated as Impermissible Services.

In addition, we (through the Operating Partnership and other affiliated entities) receive or may receive fees for property management and administrative services provided with respect to certain properties not owned, either directly or indirectly, entirely by us and/or the Operating Partnership. These fees do not constitute qualifying income for purposes of either the 75% gross income test or 95% gross income test. We (through the Operating Partnership and other affiliated entities) also receive or may receive other types of income that do not constitute qualifying income for purposes of either of these two gross income tests. We believe that our share of the aggregate amount of these fees and other non-qualifying income so received or accrued has not caused us to fail to satisfy either of the gross income tests. We anticipate that we will continue to receive or accrue a certain amount of non-qualifying fees and other income. In the event that our share of the amount of such fees and other income could jeopardize our ability to satisfy these gross income tests, then we would endeavor to arrange for the services in respect of which such fees and other income are received to be provided by one or more independent contractors and/or TRSs or, otherwise, in such manner so as to minimize the risk of failing either of the gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we have a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and its income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

We and our affiliates or subsidiaries have or may originate and acquire mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of such real property. Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described in the section entitled “REIT Asset Tests,” and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which REITs may rely, it does not prescribe rules of substantive tax law. Moreover, not all of the mezzanine loans in which we invest meet or will meet each of the requirements for reliance on this safe harbor. To the extent that mezzanine loans do not qualify for the safe harbor described above, the interest income from such loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test and that such loans will not constitute real estate assets for purposes of the REIT asset tests. We have invested, and will continue to invest, in mezzanine loans in a manner that will enable us to continue to satisfy the REIT gross income and asset tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedged in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. For this purpose, a “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT under the Code.

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years (or, for sales made before July 31, 2008, four years);
•	the aggregate capital expenditures made by the REIT, or any partner of the REIT, during the two-year period (or, for sales made before July 31, 2008, four-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;
•	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made on or after July 31, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years (or, for sales made before July 31, 2008, four years) for the production of rental income; and
•	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We will attempt to comply with the terms of safe-harbor provision in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to such corporation at regular corporate income tax rates.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

We have no foreclosure property as of the date of this prospectus. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or
•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

To the extent that we or our subsidiaries hold or acquire investments in foreign countries, taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our shareholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% and the 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or interests in real property and certain foreign currency gains attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income only for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or interests in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Notwithstanding the foregoing, for taxable years beginning after July 30, 2008, the Secretary of the Treasury may determine that any item of income or gain not otherwise qualifying for purposes of the 75% and 95% gross income tests may be considered as not constituting gross income for purposes of those tests, and that any item of income or gain that otherwise constitutes nonqualifying income may be considered as qualifying income for purposes of such tests.

If we fail to satisfy either or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year pursuant to a special relief provision of the Code which may be available to us if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect;
•	we attach a schedule of the nature and amount of each item of income to our U.S. federal income tax return; and
•	for our 2004 and prior taxable years, the inclusion of any incorrect information on the schedule is not due to fraud with intent to evade tax.

We cannot state whether in all circumstances, if we were to fail to satisfy either of the gross income tests, we would still be entitled to the benefit of this relief provision. Even if this relief provision were to apply, we would nonetheless be subject to a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test and (2) the amount by which 95% (or 90% for our 2004 and prior taxable years) of our income exceeds the amount of qualifying income under the 95% gross income test, in each case, multiplied by a fraction intended to reflect our profitability.

REIT Asset Tests:  At the close of each quarter of our taxable year, we must also satisfy the following tests relating to the nature and diversification of our assets (collectively, the “Asset Tests”):

•	at least 75% of the value of our total assets must be represented by “real estate assets” (which also includes any property attributable to the temporary investment of new capital, but only if such property is stock or a debt instrument and only for the 1-year period beginning on the date the REIT receives such proceeds), cash and cash items (including receivables) and government securities (“75% Value Test”);
•	not more than 25% of the value of our total assets may be represented by securities other than securities that constitute qualifying assets for purposes of the 75% Value Test;
•	except with respect to securities of a TRS or QRS and securities that constitute qualifying assets for purposes of the 75% Value Test:
•	not more than 5% of the value of our total assets may be represented by securities of any one issuer (the “5% Value Test”);
•	we may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer (the “10% Vote Test”);
•	we may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (“10% Value Test”); and
•	not more than 20% (25% for our 2009 taxable year and thereafter) of the value of our total assets may be represented by securities of one or more TRSs.

After initially meeting the Asset Tests at the close of any quarter of our taxable year, we would not lose our status as a REIT under the Code for failure to satisfy these tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to facilitate compliance with the Asset Tests and to take such other actions within 30 days after the close of any quarter as necessary to cure any noncompliance.

In applying the Asset Tests, we are treated as owning all of the assets held by any of our QRSs and our proportionate share of the assets held by the Operating Partnership (including the Operating Partnership’s share of the assets held by any lower-tier partnership in which the Operating Partnership holds a direct or indirect interest).

For purposes of the 5% Value Test, the 10% Vote Test or 10% Value Test, the term “securities” does not include shares in another REIT, equity or debt securities of a QRS or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. Securities, for purposes of the Asset Tests, may include debt that we hold in other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% Value Test: (1) securities that meet the “straight debt” safe harbor; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of our interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico;

and (9) any other arrangement described in future Treasury Regulations. For purposes of the 10% Value Test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in (6) and (7) above.

For taxable years beginning after July 30, 2008, for purposes of the 75% Value Test, cash includes any foreign currency used by the REIT or its qualified business unit as its “functional currency” (as defined in section 985(b) of the Code), provided that the foreign currency (a) is held by the REIT or its qualified business unit in the normal course of activities which give rise to qualifying income under the 75% or 95% gross income tests or which are related to acquiring or holding assets described in section 856(c)(4) of the Code and (b) is not held in connection with dealing, or engaging in substantial and regular trading, in securities

Based on our regular quarterly asset tests, we believe that we have not violated any of the Asset Tests. However, we cannot provide any assurance that the IRS would concur with our beliefs in this regard.

If we fail to satisfy the Asset Tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the Asset Tests at the end of the preceding calendar quarter; and
•	the discrepancy between the value of our assets and the Asset Test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If at the end of any calendar quarter commencing with our 2005 taxable year, we violate the 5% Value Test or the 10% Vote or Value Tests described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the Asset Tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the Asset Tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the Asset Tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the Asset Tests.

REIT Distribution Requirements:  To qualify for taxation as a REIT, we must, each year, make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to (1) the sum of: (A) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we were to dispose of any asset acquired from a subchapter C corporation in a “carryover basis” transaction within ten years of the acquisition, we would be required to distribute at least 90% of the after-tax “built-in gain” recognized on the disposition of such asset.

We must pay dividend distributions in the taxable year to which they relate. Dividends paid in the subsequent year, however, will be treated as if paid in the prior year for purposes of the prior year’s distribution requirement if one of the following two sets of criteria are satisfied:

•	the dividends are declared in October, November or December and are made payable to shareholders of record on a specified date in any of these months, and such dividends are actually paid during January of the following year; or

•	the dividends are declared before we timely file our U.S. federal income tax return for such year, the dividends are paid in the 12-month period following the close of the year and not later than the first regular dividend payment after the declaration, and we elect on our U.S. federal income tax return for such year to have a specified amount of the subsequent dividend treated as if paid in such year.

In certain circumstances, relevant Treasury Regulations provide that if we give an option to each of our stockholders to receive a distribution either in cash or shares of equivalent value, distributions of stock pursuant to an election by stockholders to receive stock may be taxable to such stockholders and such distribution of stock may be treated as distributions for purposes of our distribution requirements. Any such taxable stock distributions may be limited pursuant to applicable guidance by the IRS.

Even if we satisfy our distribution requirements for maintaining our REIT status, we will nonetheless be subject to a corporate-level tax on any of our net capital gain or REIT taxable income that we do not distribute to our shareholders. In addition, we will be subject to a 4% excise tax to the extent that we fail to distribute during any calendar year (or by the end of January of the following calendar year in the case of distributions with declaration and record dates falling in the last 3 months of the calendar year) an amount at least equal to the sum of:

•	85% of our ordinary income for such year;
•	95% of our capital gain net income for such year; and
•	any undistributed taxable income required to be distributed from prior periods.

As discussed below, we may retain, rather than distribute, all or a portion of our net capital gains and pay the tax on the gains and may elect to have our shareholders include their proportionate share of such undistributed gains as long-term capital gain income on their own income tax returns and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any such retained gains would be treated as having been distributed by us.

We intend to make timely distributions sufficient to satisfy our annual distribution requirements for REIT qualification under the Code and which are eligible for the dividends-paid deduction. In this regard, the partnership agreement of the Operating Partnership authorizes us, as the general partner of the Operating Partnership, to cause the Operating Partnership to make distributions to us, as the general partner of the Operating Partnership, necessary to satisfy the payment of distributions to our shareholders which will enable us to satisfy the annual REIT distribution requirements.

We expect that our cash flow will exceed our REIT taxable income due to the allowance of depreciation and other non-cash deductions allowed in computing REIT taxable income. Accordingly, in general, we anticipate that we should have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement for REIT qualification under the Code. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this requirement or to distribute an amount sufficient to enable us to avoid income and/or excise taxes. In such event, we may find it necessary to arrange for borrowings to raise cash or, if possible, make taxable share dividends in order to make such distributions.

In the event that we are subject to an adjustment to our REIT taxable income (as defined in Section 860(d)(2) of the Code) resulting from an adverse determination by either a final court decision, a closing agreement between us and the IRS under Section 7121 of the Code, or an agreement as to tax liability between us and an IRS district director, we may be able to rectify any resulting failure to meet the 90% distribution requirement by paying “deficiency dividends” to shareholders that relate to the adjusted year but that are paid in a subsequent year. To qualify as a deficiency dividend, we must make the distribution within ninety days of the adverse determination and we also must satisfy other procedural requirements. If we satisfy the statutory requirements of Section 860 of the Code, a deduction is allowed for any deficiency dividend subsequently paid by us to offset an increase in our REIT taxable income resulting from the adverse determination. We, however, must pay statutory interest on the amount of any deduction taken for deficiency dividends to compensate for the deferral of the tax liability.

Recordkeeping Requirements:  We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and we intend to continue to comply, with these requirements.

Failure to Qualify as a REIT:  Commencing with our 2005 taxable year, if we would otherwise fail to qualify as a REIT under the Code because of a violation of one of the requirements described above, our qualification as a REIT under the Code will not be terminated if the violation is due to reasonable cause and not willful neglect and we pay a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the gross income tests described above or a violation of the asset tests described above each of which have specific relief provisions that are described above.

If we fail to qualify for taxation as a REIT under the Code in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to shareholders in any year in which we fail to qualify, nor will we be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in the preceding paragraph in all circumstances.

Taxation of U.S. Shareholders

When we refer to the term “U.S. Shareholders,” we mean a holder of our common shares that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if a court within the United States can exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

Distributions Generally:  For any taxable year for which we qualify for taxation as a REIT under the Code, amounts distributed to taxable U.S. Shareholders will be taxed as discussed below.

As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. Shareholders as ordinary income. A U.S. Shareholder taxed at individual rates will generally not be entitled to the reduced tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends received from a non-REIT corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), or (b) that is equal to our REIT taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year less any taxes paid by us during the previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual shareholder level. U.S. Shareholders taxed at individual rates should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. Shareholders that are corporations.

Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. Shareholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. Shareholder has held his common shares. The highest marginal individual income tax rate is currently 39.6%. However, the maximum tax rate on long-term capital gain applicable to U.S. Shareholders taxed at individual rates is 20%. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation. Thus, with certain limitations, capital gain dividends received by U.S. Shareholders taxed at individual rates may be eligible for preferential rates of taxation, and the tax rate differential between capital gain and ordinary income may be significant. In addition, as described below under “Medicare Tax,” Distributions may be subject to the 3.8% Medicare tax. We will generally designate our capital gain dividends as either 20% or 25% rate distributions. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. U.S. Shareholders taxed at individual rates may generally deduct capital losses not offset by capital gains against their ordinary income only up to a maximum annual amount of $3,000. Such taxpayers may carry forward unused capital losses indefinitely. A corporate U.S. Shareholder must generally pay tax on its net capital gain at ordinary corporate rates. A corporate U.S. Shareholder may generally deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. Finally, U.S. Shareholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions, not designated as capital gain dividends, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Shareholder. Thus, these distributions will reduce the adjusted basis which the U.S. Shareholder has in its shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Shareholder’s adjusted basis in its shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred shares before being allocated to other distributions.

Dividends declared by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by us and received by the shareholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. Shareholders holding shares at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our shareholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Shareholder required to include the designated amount in determining the U.S. Shareholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of the undistributed net capital gains. U.S. Shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Shareholders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the shareholder in respect of these gains.

Passive Activity Loss and Investment Interest Limitations:  Distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, a U.S. Shareholder will not be able to offset any of this income with any passive losses of the shareholder from other activities. Dividends received by a U.S. Shareholder from us generally will be treated as investment income for purposes of the investment interest limitation. Net capital gain from the disposition of our shares or capital gain dividends generally will be excluded from investment income unless the shareholder elects to have the gain taxed at ordinary income rates.

Sale/Other Taxable Disposition of Common Shares:  In general, a U.S. Shareholder who is not a dealer in securities will recognize gain or loss on its sale or other taxable disposition of our shares equal to the difference between the amount of cash and the fair market value of any other property received in such sale or other taxable disposition and the shareholder’s adjusted basis in said shares at such time. This gain or loss will be a capital gain or loss if the shares have been held by the U.S. Shareholder as a capital asset. The applicable tax rate will depend on the shareholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder’s tax bracket. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the 20% long-term capital gain tax rates in effect for shareholders taxed at individual rates) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” In addition, as described below under “Medicare Tax,” capital gains may be subject to the 3.8% Medicare tax. U.S. Shareholders should consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. Shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common shares held for more than 12 months. In general, any loss recognized by a U.S. Shareholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. Shareholder from us that were required to be treated as long-term capital gains.

Shareholders should consult with their own tax advisors with respect to their capital gain tax liability in respect of distributions received from us and gains recognized upon the sale or other disposition of shares of our common shares.

Treatment of Tax-Exempt Shareholders:  Based upon published rulings by the IRS, distributions by us to a U.S. Shareholder that is a tax-exempt entity generally should not constitute “unrelated business taxable income” (“UBTI”), provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness,” within the meaning of the Code, and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Similarly, income from the sale of our common shares will not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with “acquisition indebtedness” and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

For tax-exempt U.S. Shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans, exempt from U.S. federal income taxation under Code Sections 501(c)(7), (9), (17) and (20), respectively, income from an investment in our common shares generally will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its shares of our common shares. Such prospective investors should consult their own tax advisors concerning these “set-aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” is treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code, (ii) is tax-exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code are referred to below as “qualified trusts.”

A REIT is a “pension-held REIT” if (i) it would not have qualified as a REIT under the Code but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), (ii) the percentage of the REIT’s dividends that the tax-exempt trust must treat as UBTI is at least 5%, and (iii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT or (b) one or more such qualified trusts, each of whom owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (ii) the total gross income of the REIT, less direct expenses related to the total gross income. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held” requirement without relying upon the “look-through” exception with respect to qualified trusts. We do not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “Taxation of U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of its shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Medicare Tax.  A U.S. Shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. Shareholder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Shareholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Shareholder’s net investment income will generally include its dividend income and its net gains from the disposition of common shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Shareholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the common shares.

Special Tax Considerations For Non-U.S. Shareholders

Taxation of Non-U.S. Shareholders:  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, “Non-U.S. Shareholders”) are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in our common shares, including any reporting requirements.

Distributions by us to a Non-U.S. Shareholder that are neither attributable to gain from sales or exchanges by us of United States real property interests (“USPRIs”) nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. However, if income from the investment in our common shares is treated as effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the Non-U.S. Shareholder maintains in the United States (if that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Shareholder to U.S. taxation on a net income basis) the Non-U.S. Shareholder generally will be subject to tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such income and is generally not subject to withholding. Any such effectively connected distributions received by a Non-U.S. Shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Shareholder, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a Non-U.S. Shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is submitted to us or the appropriate withholding agent or (b) the Non-U.S. Shareholder submits an IRS Form W-8 ECI (or a successor form) to us or the appropriate withholding agent claiming that the distributions are effectively connected with the Non-U.S. Shareholder’s conduct of a U.S. trade or business and, in either case, other applicable requirements were met.

The Foreign Account Tax Compliance Act (“FATCA”) will require withholding at a rate of 30% on dividends in respect of, and gross proceeds from the sale of, our common shares held by or through certain foreign financial institutions (including investment funds) effective after June 30, 2014 and December 31, 2016, respectively, unless such institution enters into an agreement with the Secretary of the Treasury (or unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons. Accordingly, the entity through which our common shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our common shares held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury (or unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government). Foreign investors are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our common shares.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Shareholder’s shares, but rather will reduce the adjusted basis of such shares. For FIRPTA (defined below) withholding purposes (discussed below) such distribution will be treated as consideration for the sale or exchange of shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder’s shares, these distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of its shares, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Distributions to a Non-U.S. Shareholder that are designated by us at the time of distribution as capital gain dividends (other than those arising from the disposition of a USRPI) generally will not be subject to U.S. federal income taxation unless (i) investment in the shares is effectively connected with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as a U.S. Shareholder with respect to such gain (except that a corporate Non-U.S. Shareholder may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case such shareholder will be subject to a 30% tax on his or her capital gains.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of USRPIs will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to U.S. Shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder’s U.S. federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of Non-U.S. Shareholder status on IRS Form W-8 to determine whether withholding is required on gains realized from the disposition of U.S. real property interests. A

U.S. Shareholder who holds shares on behalf of a Non-U.S. Shareholder will bear the burden of withholding, provided that we have properly designated the appropriate portion of a distribution as a capital gain dividend.

Capital gain distributions to Non-U.S. Shareholders that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (1) our common shares continue to be treated as being “regularly traded” on an established securities market in the United States and (2) the Non-U.S. shareholder did not own more than 5% of our common shares at any time during the one-year period preceding the distribution. As a result, Non-U.S. shareholders owning 5% or less of our common shares generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares cease to be regularly traded on an established securities market in the United States or the Non-U.S. shareholder owned more than 5% of our common shares at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. If a Non-U.S. shareholder disposes of our common shares during the 30-day period preceding the ex-dividend date of any dividend payment, and such Non-U.S. shareholder (or a person related to such Non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such Non-U.S. shareholder under FIRPTA, then such Non-U.S. shareholder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Gain recognized by a Non-U.S. Shareholder upon a sale of stock of a REIT generally will not be taxed under FIRPTA if the REIT is a “domestically-controlled REIT” (generally, a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by foreign persons). Since it is currently anticipated that we will be a “domestically-controlled REIT,” a Non-U.S. Shareholder’s sale of our common shares should not be subject to taxation under FIRPTA. However, because our common shares are publicly-traded, no assurance can be given that we will continue to be a “domestically-controlled REIT.” Notwithstanding the foregoing, gain from the sale of our common shares that is not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) the Non-U.S. Shareholder’s investment in the shares is “effectively connected” with the Non-U.S. Shareholder’s U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as a U.S. Shareholder with respect to such gain (a Non-U.S. Shareholder that is a foreign corporation may also be subject to a 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals).

If we are not, or cease to be, a “domestically-controlled REIT,” whether gain arising from the sale or exchange of shares by a Non-U.S. Shareholder would be subject to United States taxation under FIRPTA as a sale of a USRPI will depend on whether any class of our shares is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market (e.g., the New York Stock Exchange), as is the case with our common shares, and on the size of the selling Non-U.S. Shareholder’s interest in us. In the case where we are not, or cease to be, a “domestically-controlled REIT” and any class of our shares is “regularly traded” on an established securities market at any time during the calendar year, a sale of shares of that class by a Non-U.S. Shareholder will only be treated as a sale of a USRPI (and thus subject to taxation under FIRPTA) if such selling shareholder beneficially owns (including by attribution) more than 5% of the total fair market value of all of the shares of such class at any time during the five-year period ending either on the date of such sale or other applicable determination date. To the extent we have one or more classes of shares outstanding that are “regularly traded,” but the Non-U.S. Shareholder sells shares of a class of our shares that is not “regularly traded,” the sale of shares of such class would be treated as a sale of a USRPI under the foregoing rule only if the shares of such latter class acquired by the Non-U.S. Shareholder have a total net market value on the date they are acquired that is greater than 5% of the total fair market value of the “regularly traded” class of our shares having the lowest fair market value (or with respect to a nontraded class of our shares convertible into a “regularly traded” market value on the date of acquisition of the total fair market value of the “regularly traded” class into which it is convertible). If gain on the sale or exchange of shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals); provided, however, that deductions otherwise allowable will be allowed as deductions only if the tax returns were filed within the time prescribed by law. In general, the purchaser of the shares would be required to withhold and remit to the IRS 10% of the amount realized by the seller on the sale of such shares.

Information Reporting Requirements and Backup Withholding Tax

U.S. Shareholders:  We will report to our U.S. Shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a U.S. Shareholder with respect to dividends paid unless the U.S. Shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. Shareholder that does not provide us with its correct taxpayer identification number. A U.S. Shareholder may credit any amount paid as backup withholding against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Shareholder who fails to certify to us its non-foreign status.

Non-U.S. Shareholders:  If you are a Non-U.S. Shareholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments;
•	the payment of the proceeds from the sale of common shares effected at a United States office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or
•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with Treasury Regulations, or
•	you otherwise establish your right to an exemption.

Payment of the proceeds from the sale of common shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States;
•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address; or
•	the sale has some other specified connection with the United States as provided in the Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common shares will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a United States person;
•	a controlled foreign corporation for United States tax purposes;
•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or
•	a foreign partnership, if at any time during its tax year:
•	one or more of its partners are “U.S. persons,” as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or
•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish your right to an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Tax Aspects of the Operating Partnership

General:  The Operating Partnership holds substantially all of our investments. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of their partnership, and are potentially subject to tax thereon, without regard to whether distributions are made to them by the partnership. We include in our income our proportionate share of these Operating Partnership items (including our proportionate share of such items attributable to partnerships in which the Operating Partnership owns a direct or indirect interest) for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT Asset Tests, we include our proportionate share of assets held by the Operating Partnership and by partnerships in which the Operating Partnership owns a direct or indirect interest.

We believe that each partnership in which we hold an interest (either directly or indirectly) is properly treated as a partnership for tax purposes and not as an association taxable as a corporation. If for any reason the Operating Partnership were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Operating Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the Operating Partnership’s taxable income.

Tax Allocations with respect to Contributed Properties (Effects of Section 704(c) of the Code):  Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner such that the contributing partner is charged with the unrealized gain, or benefits from the unrealized loss, associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at such time (said difference, the “Book-Tax Difference”). Additionally, upon the occurrence of certain events (including but not limited to the issuance of additional interests in the partnership), a partnership may adjust the Section 704(b) book basis of its assets to reflect their then-current fair market values, thereby creating additional Book-Tax Differences under Section 704(c). These allocations are solely for U.S. federal income tax purposes and do not affect the economic or legal arrangements among the partners. The Operating Partnership was formed by way of, and has since formation received, contributions of appreciated property (including interests in partnerships that have appreciated property) and has adjusted the Section 704(b) book basis of its assets. Consequently, in accordance with Section 704(c) of the Code and the Operating Partnership’s partnership agreement, the Operating Partnership makes allocations to its partners in a manner consistent with Section 704(c) of the Code and the Treasury Regulations thereunder.

In general, those partners who have contributed to the Operating Partnership property (including interests in partnerships that own property) that has a fair market value in excess of basis at the time of such contribution have been allocated lower amounts of depreciation deductions for tax purposes than would have been the case if such allocations were made pro rata. In addition, in the event of the disposition of any such property, all taxable income and gain attributable to such property’s Book-Tax Difference generally will be allocated to the contributing partners, and we generally will be allocated only our share (and on a pro rata basis) of any capital gain attributable to post-contribution appreciation, if any. The foregoing allocations would tend to eliminate a property’s Book-Tax Difference over the Operating Partnership’s life. However, the special allocation rules of Section 704(c) of the Code do not always entirely eliminate a property’s Book-Tax Difference and could prolong a noncontributing partner’s Book-Tax Difference with respect to such property. Thus, the carryover basis of a contributed property in the hands of the Operating Partnership may cause us to be allocated: (a) lower tax depreciation and other deductions than our economic or book depreciation and other deductions allocable to us; and/or (b) more taxable income or gain upon a sale of the property than the economic or book income or gain allocable to us as a result of the sale. Such differing tax allocations may cause us to recognize taxable income or gain in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements.

Treasury Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences (e.g., the “traditional method,” the “traditional method with curative allocations,” and the “remedial method”). Some of these methods could prolong the period required to eliminate the Book-Tax Difference as compared to other permissible methods (or could, in fact, result in a portion of the Book-Tax Difference to remain unaccounted for). The Operating Partnership’s partnership agreement provides for the use of the “traditional method” for accounting for Book-Tax Differences, unless otherwise determined by us, as the general partner of the Operating Partnership, and the contributing partner. As a result of this determination, distributions to our shareholders could be comprised of more taxable income than would otherwise be the case. With respect to any purchased property that is not “replacement property” in a tax-free like-kind exchange under Section 1031 of the Code, such property initially would have a tax basis equal to its fair market value and Section 704(c) of the Code would not apply.

Basis in Partnership Interests in the Operating Partnership:  Our adjusted tax basis in our interest in the Operating Partnership generally equals the amount of cash and the basis of any other property contributed by us to the Operating Partnership (1) increased by our allocable share of the income and indebtedness of the Operating Partnership, and (2) decreased (but not below zero) by: (a) our allocable share of losses of the Operating Partnership; (b) the amount of cash and adjusted basis of property distributed by the Operating Partnership to us; and (c) the reduction in our allocable share of the Operating Partnership’s indebtedness.

If the allocation of our distributive share of the Operating Partnership’s losses exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of such excess losses would be deferred to the extent that we have adjusted tax basis in our interest in the Operating Partnership. To the extent that the Operating Partnership’s distributions, or any decrease in our allocable share of indebtedness (such decreases being considered a constructive cash distribution to the partners), exceeds our adjusted tax basis in our interest in the Operating Partnership, such excess distributions (including such constructive distributions) will constitute taxable income to us. Such taxable income would normally be characterized as capital gain, and if our interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently more than one year), such distributions and constructive distributions would constitute long-term capital gain income.

Sale of the Properties:  Our distributive share of any gain realized by the Operating Partnership on its sale of any property held by it as inventory or primarily for sale to customers in the ordinary course of its trade or business would be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Prohibited transaction income may also have an adverse effect on our ability to satisfy the REIT gross income tests. Under existing law, whether the Operating Partnership holds its property as inventory or primarily for sale to customers in the ordinary course of its trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, renting and otherwise operating the properties, and to make such occasional sales of the properties, including peripheral land, as are consistent with the Operating Partnership’s investment objectives.

State and Local Tax

We and our shareholders may be subject to state and local tax in various states and localities, including those in which we or they transact business, own property or reside. Our tax treatment and that of our shareholders in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common shares.

SELLING SECURITYHOLDERS

Information about the selling securityholders may be added to this prospectus pursuant to a prospectus supplement.

PLAN OF DISTRIBUTION

This prospectus relates to the initial issuance by us and/or selling securityholders of securities described in this prospectus.

General

We may sell the securities being offered by this prospectus in one or more of the following ways from time to time:

•	through one or more underwriters or dealers;
•	through agents;
•	directly to agents;
•	in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.

Our common or preferred shares may be issued as share distributions, upon conversion of debt securities or our preferred shares or in exchange for Units. Securities may also be issued upon exercise of our warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options. In addition, the manner in which we and/or selling securityholders may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use common shares received from us to close out its short positions;
•	sell securities short and redeliver such shares to close out our short positions;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the terms of the offering;
•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;
•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
•	any delayed delivery arrangements;
•	the terms of any subscription rights;
•	any initial public offering price;
•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;
•	at market prices prevailing at the time of sale, including in “at the market offerings”;

•	at prices related to the prevailing market prices; or
•	at negotiated prices.

Selling Securityholders

The selling securityholders may offer our securities in one or more offerings, and if required by applicable law or in connection with an underwritten offering, pursuant to one or more prospectus supplements, and any such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent our securities are either offered pursuant to a prospectus supplement, or otherwise remain unsold, the selling securityholders may offer those securities on different terms pursuant to another prospectus supplement or in a private transaction. Sales by the selling securityholders may not require the provision of a prospectus supplement.

In addition to the foregoing, each of the selling securityholders may offer our securities at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for our securities; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities); through distribution to its members, partners or shareholders; in exchange or over-the-counter market transactions; and/or in private transactions.

Each of the selling securityholders also may resell all or a portion of our securities that it owns in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided it meets the criteria and conforms to the requirements of Rule 144.

Underwriting Compensation

Any public offering price and any fees, discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and/or the selling securityholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their fees, commissions or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. We and/or the selling stockholders may offer the securities to the public either through an underwriting syndicate represented by one or more managing underwriters or through one or more underwriter(s). The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and/or the selling securityholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We and/or the selling securityholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We and/or the selling securityholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and/or the selling securityholders and its compensation.

In connection with offerings made through underwriters or agents, we and/or the selling securityholders may enter into agreements with such underwriters or agents pursuant to which we and/or the selling securityholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We and/or the selling securityholders may sell the offered securities to dealers as principals. We and/or the selling securityholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us and/or the selling securityholders at the time of resale. Dealers engaged by us and/or the selling securityholders may allow other dealers to participate in resales.

Direct Sales

We and/or the selling securityholders may choose to sell the offered securities directly to multiple purchasers or a single purchaser. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We and/or the selling securityholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We and/or the selling securityholders may enter into such delayed contracts only with institutional purchasers that we and/or the selling securityholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Subscription Offerings

Direct sales to investors or our shareholders may be accomplished through subscription offerings or through shareholder subscription rights distributed to shareholders. In connection with subscription offerings or the distribution of shareholder subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. If securities are to be sold through shareholder subscription rights, the shareholder subscription rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration. The prospectus supplement with respect to the offer of securities under shareholder subscription rights will set forth the relevant terms of the shareholder subscription rights, including:

•	whether common shares, preferred shares, or warrants for those securities will be offered under the shareholder subscription rights;
•	the number of those securities or warrants that will be offered under the shareholder subscription rights;
•	the period during which and the price at which the shareholder subscription rights will be exercisable;
•	the number of shareholder subscription rights then outstanding;

•	any provisions for changes to or adjustments in the exercise price of the shareholder subscription rights;
•	special share dividends; and
•	any other material terms of the shareholder subscription rights.

Indemnification; Other Relationships

We and/or the selling securityholders have agreed to indemnify the selling shareholder and we may agree to indemnify underwriters, dealers, agents and remarketing firms against civil liabilities, including liabilities under the Securities Act and to make contribution to them in connection with those liabilities. Underwriters, dealers, agents and remarketing firms, and their affiliates, may engage in transactions with, or perform services for us and our affiliates, in the ordinary course of business, including commercial banking transactions and services.

Market Making, Stabilization and Other Transactions

Each series of securities will be a new issue of securities and will have no established trading market other than our common shares and preferred shares which are listed on the New York Stock Exchange (the “NYSE”). Any common shares sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. Any underwriters to whom we and/or the selling securityholders sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common shares, may or may not be listed on a national securities exchange, and any such listing if pursued will be described in the applicable prospectus supplement.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

LEGAL MATTERS

Legal matters, excluding tax matters, relating to this prospectus, will be passed upon for us by Goodwin Procter LLP, New York, New York. The legal matters described under “Material United States Federal Income Tax Considerations” beginning on page 23 of this prospectus will be passed upon for us by Seyfarth Shaw LLP, New York, New York. Certain legal matters under Maryland law, including the legality of the securities covered by this prospectus, other than the debt securities, which will be passed on for us by Goodwin Procter LLP, New York, New York, will be passed on for us by Venable LLP, Baltimore, Maryland.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and schedules as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and its copy charges.

The information incorporated by reference herein is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in a subsequent filing or in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces this information. The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof “furnished” to the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;
•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;
•	our Current Reports on Form 8-K filed on February 12, 2014, March 28, 2014, April 1, 2014, and April 29, 2014;
•	our Definitive Proxy Statement dated April 3, 2014;
•	the description of our shares contained in our Registration Statement on Form 8-A dated May 21, 1993, (File No. 33-6008) filed on May 26, 1993 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
•	all documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of this offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

ACADIA REALTY TRUST
1311 Mamaroneck Avenue
Suite 260
White Plains, New York 10605
Attention: Robert Masters
(914) 288-8100

We maintain an Internet website at http://www.acadiarealty.com. We are not incorporating by reference in this prospectus any material from our website. The reference to our website is an inactive textual reference to the uniform resource locator (URL) and is for your reference only. Information on our website is not and will not be deemed to be a part of this prospectus.

3,400,000 Shares

Common Shares

Prospectus Supplement
December   , 2014

Citigroup